UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 09, 2019

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

888-798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously disclosed on June 27, 2019, ShiftPixy, Inc. (“PIXY” or the “Company”) informed its convertible note holders that it would cease honoring conversion requests of those notes, forcing a voluntary default of the notes. The Company believes that the conversions demanded and subsequent sales of the Company’s common stock by the holders of the notes put extraordinary pressure on the Company’s stock price, which led to listing deficiency notices from the Listing Qualification Department of the NASDAQ Stock Market LLC (“NASDAQ”).

The Company is pursuing a renegotiation and amendment of the notes with the noteholders in an effort to avoid litigation. The Company is requesting to amend the terms of the notes and related agreements to remove the conversion features and revise the cash amortization schedule to be more in alignment with the Company’s improving cash flow, among other items.

 On June 20, 2019, one noteholder, Alpha Capital Anstalt (“Alpha”), submitted a conversion notice to convert $310,000 of the principal of the note owned by Alpha into one million shares of the Company’s common stock at the applicable conversion rate of $0.31 per share. The Company refused to honor the conversion request.

On July 3, 2019, Alpha filed claim No. 19 CV 6199 in the United States District Court, Southern District of New York (the “Court”) seeking preliminary injunctive relief against the Company to immediately deliver one million shares of the Company’s common stock and to honor all future conversion requests duly submitted by Alpha in accordance with the terms of the notes (the “Claim”). The Company has not yet been served with the Claim documents but is expecting to be served by July 10, 2019. The Claim will be heard by the Court on July 24, 2019 at 4:15 p.m. Eastern time.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: July 9, 2019	By:	/s/ Patrice H. Launay
Patrice Launay
Chief Financial Officer

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